Exhibit 99.1

COMPANY CONTACT: Jonathan Stanner Vice President, Corporate Finance Strategic Hotels & Resorts (312) 658-5746

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 27, 2010

STRATEGIC HOTELS & RESORTS SIGNS AGREEMENT TO SELL THE

INTERCONTINENTAL PRAGUE

CHICAGO, IL – September 27, 2010 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that the company has signed a share purchase agreement for the sale of the InterContinental Prague to an investment group led by an affiliate of Westmont Hospitality for a total consideration of approximately €110.6 million, or approximately €297,000 per room. The total consideration represents the outstanding amount of the property’s third party debt and the current interest rate swap liability related to the third party indebtedness, which is estimated to be approximately €9.0 million as of August 31. In addition, approximately €2.0 million of restricted cash related to the property will be released to the company. The sale, subject to certain closing contingencies, is scheduled to close in the fourth quarter. The 372-room property was forecasted to contribute approximately €6.1 million in EBITDA for the full year 2010, representing a sales multiple of 18.1 times and a capitalization rate of 4.8% on NOI.

Chief Executive Officer Laurence Geller remarked, “We are pleased to announce the sale of this property as it reduces corporate overhead related to our European operations, and is in line with the company’s disciplined, strategic disposition strategy.”

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 17 properties with an aggregate of 8,002 rooms. For a list of current properties and for further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: volatility in equity or debt markets; failure of closing contingencies or conditions to be satisfied; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance

Strategic Hotels & Resorts

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premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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